Exhibit 10.14
Description of FY2010 Management Cash Incentive Compensation Plan
     Green Dot Corporation (the “Company”) utilizes cash bonuses, paid to pursuant to a cash incentive compensation plan (the “Management Cash Incentive Compensation Plan”), to incentivize participants to achieve Company and/or individual performance goals on a semi-annual basis, and to reward extraordinary accomplishments. Bonus targets for variable cash incentive awards are established annually, following the end of the fiscal year, and the Company pays bonuses following the applicable performance period (i.e., the first and second halves of each fiscal year).
     Each participant’s on-target bonus amount is a pre-determined amount that is intended to provide a competitive level of compensation if the participant achieves his or her performance targets. The actual amount of any variable cash incentive award paid to a participant could be less than 100% of the applicable on-target bonus amount, depending on the percentage of achievement of corporate performance and individual objectives. The Management Cash Incentive Compensation Plan provides that the amount of the actual bonus payment cannot exceed the on-target bonus amount.
     Performance targets consist of one or more Company performance objectives and/or individual objectives. The Company’s board of directors approves a financial plan for the Company for each fiscal year and that action resets the Management Cash Incentive Compensation Plan for that year, thereby establishing the corporate performance objective(s) under the Management Cash Incentive Compensation Plan. The Company may also set individual objectives under the Management Cash Incentive Compensation Plan to promote achievement of non-financial operational goals. According to the Management Cash Incentive Compensation Plan, these individual objectives should be: directly or indirectly linked to the achievement of Company performance objectives; aspirational (i.e., their achievement should represent a bonus-worthy accomplishment); and linked to the participant’s job description and direct responsibilities.
     The Company calculates all variable cash incentive awards under the Management Cash Incentive Compensation Plan by multiplying the participant’s on-target bonus amount by the percentage of achievement of corporate objectives and, if applicable, by the percentage of achievement of individual objectives (“IOP”). In order to provide for an appropriate incentive effect, the goals should be such that to achieve 100% of the objective, the performance for the applicable period must be aligned with the Company financial plan, and the participant should not be rewarded for Company performance that did not approximate the Company financial plan. Accordingly, participants are paid nothing if the minimum achievement threshold level of a particular goal is not met (i.e., is less than 90% of the target). Any particular individual objective that is achieved at less than 90% of the target for that objective will also be counted as zero, causing the amount that has been allocated to the IOP for that objective to be zero and thereby reducing the IOP.

     For fiscal 2010, the bonus payments are based upon attainment of the semi-annual goals contained in the Company’s financial plan for profit before tax (“PBT”), which is calculated by adding the amount of stock-based compensation to the amount of income before income taxes reflected in the Company’s consolidated statements of operations. For the first six months of the year ending July 31, 2010, the PBT target under the Management Cash Incentive Compensation Plan was $57.2 million (35% year-over-year growth). As a result of the change in the Company’s fiscal year-end to December 31, the end of this performance period was shortened by one month to coincide with the Company’s new fiscal year-end and the plan was replaced in January 2010 with a new 2010 Management Cash Incentive Compensation Plan that contains two six-month performance periods. Consequently, the PBT target for the first and only performance period under the FY2010 Management Cash Incentive Compensation Plan was changed to $27.3 million (47% year-over-year growth), reflecting the financial plan for the Company for the five months ended December 31, 2009.